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                                                                     Exhibit 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                      CENTRAL BANCSHARES OF THE SOUTH, INC.

       (Originally Incorporated under the name "Central and State National
                  Corporation of Alabama" on December 8, 1970.)

          Central Bancshares of the South, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

          FIRST: That at a meeting of the Board of Directors of Central Bancshares of the South, Inc. resolutions were duly adopted setting forth a proposed amendment to the Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling for the presentation of the proposed amendment to shareholders of the Corporation at the annual meeting. The resolution setting forth in the proposed amendment is as follows:

          RESOLVED, that Article 4.1 of the Corporation's Restated Certificate of incorporation be revised to read as follows:

          "4.1 Authorized Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Forty-Eight million (48,000,000) consisting of

          (i) Sixteen million (16,000,000) shares of preferred stock, $0.10 par value per share (hereinafter the "Preferred Stock"); and

          (ii) Thirty-Two million (32,000,000) shares of common stock, $2.00 par value per share (hereinafter the "Common Stock")."

          SECOND: That thereafter, pursuant to resolution of its Board of Directors, the regular annual meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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          THIRD: That said amendment was duly adopted in accordance with the provisions of section 242 of the General Corporation Law of the state of Delaware.

          FOURTH: That the capital of said corporation will not be reduced under or by reason of said amendment.

          IN WITNESS WHEREOF, said Central Bancshares of the South, Inc. has caused this certificate to be executed by Harry B. Brock, Jr., as Chairman and Chief Executive Officer and attested by Jerry W. Powell, its Assistant Secretary, this the 20th day of May, 1986.

                                        CENTRAL BANCSHARES OF THE SOUTH, INC.


                                        /s/ Harry B. Brock, Jr.
                                        ----------------------------------------
                                        Harry B. Brock, Jr.


ATTEST:


/s/ Jerry W. Powell
-------------------------------------
Assistant Secretary

STATE OF ALABAMA   )

JEFFERSON COUNTY   )

     BE IT REMEMBERED, that on this 20th day of May, 1986, personally came before me Harry B. Brock, Jr., chairman and Chief Executive Officer of Central Bancshares of the South, Inc., a corporation of the State of Delaware, known to me personally to be such, and acknowledged the aforesaid certificate to be his own act and deed, and the act and deed of said corporation; that the signature of the Chairman and Chief Executive Officer is his own proper handwriting; that the seal affixed is the corporate seal of the said company; that the act of executing said certificate was duly authorized; and that the facts stated therein are true.

     Given under my hand and seal of office this the 20th day of May, 1986.


                                        /s/ Linda L. Hand
                                        ----------------------------------------
                                        Notary Public

                                        My Commission Expires: 8/27/89